EXHIBIT 99.1
Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS HIRES PRESIDENT AND CHIEF OPERATING OFFICER

BIRMINGHAM, Ala. (January 2, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Nissan Joseph will join the Company as President and Chief Operating Officer.   Mr. Joseph will report to Mickey Newsome, Chairman and Chief Executive Officer, and is expected to begin his duties by early February 2008.

Mr. Joseph brings 22 years of sporting goods retail and wholesale experience to the Company.  Prior to joining Hibbett, Nissan served as President and Chief Executive Officer of Hickory Brands, Inc. in Hickory, North Carolina, a privately owned manufacturer of footwear accessories with domestic and international operations.  During his tenure, he was responsible for sales, strategic planning, finance, branding, sourcing and manufacturing operations.  Prior to joining Hickory Brands, he held the positions of General Manager for Payless Shoes in Australia and Regional Vice President for Footaction USA.

In commenting on the announcement, Mr. Newsome stated, "We are extremely fortunate to have someone with Nissan’s domestic and international expertise join our management team.  His diverse background and successful track record in management, logistics, transportation and importing will be extremely beneficial as we continue to expand our store base and increase our profitability.  Nissan’s leadership and experience will complement our strong management team."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and the lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding market expansion and increased profitability.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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